Exhibit 99.1
Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Announces Strong 2014 Results Including $4.5 Million in Net Income or $1.52 Per
Diluted Share and Eighth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – January 29, 2015 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2014 net income of $4.5 million, or $1.52 per diluted share, compared to net income of $3.9 million, or $1.29 per diluted share, for the same period last year. Net income for the fourth quarter of 2014 was $1.5 million, or $0.52 per diluted share, compared to $537,000, or $0.18 per diluted share, for the fourth quarter ended December 31, 2013.

“Annualized loan growth was 25.0% in the fourth quarter of 2014, and 37.3% for 2014.  Loan growth, coupled with increased gain on sale of loans, including the sale of held for sale consumer loans, resulted in a record quarter of earnings.  I am also pleased to announce that our Board of Directors has approved our eighth quarterly cash dividend,” stated Joe Adams, CEO of FS Bancorp.  The $0.06 dividend will be paid on February 26, 2015, to shareholders of record as of February 12, 2015.

  2014 Fourth Quarter and Year End Highlights

•	Net income increased $387,000, or 33.8% to $1.5 million for the fourth quarter of 2014, compared to $1.1 million for the previous quarter, and $537,000 for the comparable quarter one year ago;
•	Total loans increased $32.3 million, or 8.9% to $394.2 million at December 31, 2014, compared to $361.9 million at September 30, 2014, and $287.2 million at December 31, 2013;
•	Total assets increased $38.2 million, or 8.1% to $509.8 million at December 31, 2014, compared to $471.6 million at September 30, 2014, and $419.2 million at December 31, 2013;
•
Relationship-based transactional deposits (noninterest, interest-bearing checking, and escrow accounts) increased 19.0% to $86.3 million at December 31, 2014, compared to $75.7 million at September 30, 2014, and $72.5 million at December 31, 2013;

•	Total non-performing assets remained low at $433,000 as of December 31, 2014, compared to $409,000 at September 30, 2014, and $3.2 million at December 31, 2013;
•	The ratio of non-performing assets to total assets remained virtually unchanged at 0.1% at both December 31, 2014, and at September 30, 2014, and improved from 0.8% at December 31, 2013;
•
Capital levels at the Bank reflect total risk-based capital of 14.7% and a Tier 1 leverage capital ratio of 11.2% as of December 31, 2014 compared to 16.6% and 12.6% as of December 31, 2013, respectively.

Balance Sheet and Credit Quality

Total assets increased to $509.8 million at December 31, 2014, compared to $471.6 million at September 30, 2014, and $419.2 million at December 31, 2013.  The increase in total assets from September 30, 2014 was primarily due to increases in loans receivable, net of $32.6 million, and in total cash and cash equivalents of $10.4 million, partially offset by a decrease in loans held for sale of $4.5 million.  The $90.6 million increase in total assets at December 31, 2014 from December 31, 2013 was primarily due to increases in loans receivable, net of $106.1 million, and loans held for sale of $14.8 million, partially offset by a decrease in total cash and cash equivalents of $21.0 million, and securities available for sale of $7.5 million.

FS Bancorp Q4 Earnings
January 29, 2015

LOAN PORTFOLIO
(Dollars in thousands)
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$42,970	10.9%	$44,190	12.2%	$32,970	11.5%
Construction and development	57,813	14.7	51,413	14.2	41,633	14.5
Home equity	15,737	4.0	16,270	4.5	15,172	5.3
One-to-four-family (held for sale excluded)	46,801	11.9	41,757	11.5	20,809	7.2
Multi-family	16,201	4.1	15,023	4.2	4,682	1.6
Total real estate loans	179,522	45.6	168,653	46.6	115,266	40.1

CONSUMER LOANS
Indirect home improvement	99,304	25.2	96,949	26.8	91,167	31.7
Solar (held for sale excluded)	18,162	4.6	13,402	3.7	16,838	5.9
Marine	16,713	4.2	16,523	4.6	11,203	3.9
Automobile	674	0.2	764	0.2	1,230	0.4
Recreational	441	0.1	463	0.1	553	0.2
Home improvement	329	0.1	367	0.1	463	0.2
Other	1,184	0.3	1,222	0.3	1,252	0.4
Total consumer loans	136,807	34.7	129,690	35.8	122,706	42.7

COMMERCIAL BUSINESS LOANS	77,881	19.7	63,604	17.6	49,244	17.2
Total loans	394,210	100.0%	361,947	100.0%	287,216	100.0%

Allowance for loan losses	(6,090)		(5,812)		(5,092)
Deferred cost, fees, and discounts, net	(946)		(1,561)		(1,043)
Total loans receivable, net	$387,174		$354,574		$281,081

Loans receivable, net increased $32.6 million to $387.2 million at December 31, 2014 from $354.6 million at September 30, 2014, and increased $106.1 million from $281.1 million at December 31, 2013.  Total real estate loans increased $10.9 million quarter over quarter including increases in construction and development, one-to-four-family, and multi-family real estate loans.  Quarter over quarter changes in other loan categories included a $14.3 million increase in commercial business loans, and a $7.1 million increase in consumer loans.

A portion of the California originated solar loans totaling $9.1 million were sold in the fourth quarter of 2014. The sale resulted in a gain of $377,000 or 4.1% of the amount sold.

One-to-four-family originations of loans held for sale, including loans brokered to other institutions, increased 20.0% to $97.4 million during the quarter ended December 31, 2014, compared to $81.2 million for the preceding quarter, and $46.9 million for the same quarter one year ago.  The increase in originations was attributed to new production staff hired in the third and fourth quarter of 2014 and a favorable reduction in market interest rates. The percentage of one-to-four-family mortgage loan originations for purchases was 68.1% of the total volume of originations versus 31.9% of volume for refinances during the fourth quarter of 2014, compared to 80.1% in purchase volume versus 19.9% in refinance volume for the third quarter of 2014.  During the quarter ended December 31, 2014, the Company sold $90.2 million of one-to-four-family mortgage loans compared to sales of $74.4 million for the preceding quarter, and sales of $45.9 million for the same quarter one year ago.

FS Bancorp Q4 Earnings
January 29, 2015

The allowance for loan losses (“ALLL”) at December 31, 2014 was $6.1 million, or 1.5% of gross loans receivable, compared to $5.8 million, or 1.6% of gross loans receivable as of September 30, 2014, and $5.1 million, or 1.8% of gross loans receivable at December 31, 2013.  Non-performing loans, consisting of non-accrual loans, increased slightly to $433,000 at December 31, 2014, from $409,000 at September 30, 2014, and decreased from $1.1 million at December 31, 2013.   Substandard loans increased to $2.2 million at December 31, 2014, compared to $1.3 million at September 30, 2014, and $2.1 million at December 31, 2013, due to two commercial loan downgrades.  These loans were downgraded as a result of the financial performance by the borrowers.  There was no other real estate owned ("OREO") at December 31, 2014, or at September 30, 2014, compared to $2.1 million at December 31, 2013.  Additionally, at December 31, 2014, the Company had $783,000 in restructured loans, all of which were performing in accordance with their modified payment terms.

Total deposits increased $40.2 million, or 10.6% to $420.4 million at December 31, 2014, from $380.3 million at September 30, 2014, and increased $83.6 million from $336.9 million at December 31, 2013.  Relationship-based transactional deposits increased $10.6 million to $86.3 million as of December 31, 2014, from $75.7 million at September 30, 2014, and increased $13.8 million from $72.5 million at December 31, 2013.  Money market and savings accounts increased $30.8 million to $174.2 million at December 31, 2014, from $143.4 million at September 30, 2014, and increased from $134.5 million at December 31, 2013.  Time deposits decreased $1.2 million, or 0.7% to $160.0 million at December 31, 2014, from $161.2 million at September 30, 2014, and increased from $129.9 million at the same period last year.  Non-retail deposits which include $19.1 million of brokered certificates of deposit, $15.6 million of online certificates of deposit, and $1.7 million of public funds, decreased to $36.4 million as of December 31, 2014, compared to $40.6 million and $24.1 million at September 30, 2014, and December 31, 2013, respectively.

DEPOSIT BREAKDOWN (Dollars in thousands)
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$53,743	12.8%	$46,137	12.1%	$44,309	13.2%
Interest-bearing checking	29,585	7.0	26,179	6.9	26,725	7.9
Savings	21,560	5.1	19,388	5.1	15,345	4.6
Money market	152,611	36.3	124,026	32.6	119,162	35.4
Certificates of deposits of less than $100,000	52,323	12.4	51,539	13.6	46,237	13.7
Certificates of deposits of $100,000 through $250,000	74,008	17.6	70,691	18.6	52,264	15.5
Certificates of deposits of more than $250,000	33,623	8.0	38,923	10.2	31,360	9.3
Escrows	2,991	0.8	3,406	0.9	1,474	0.4
Total	$420,444	100.0%	$380,289	100.0%	$336,876	100.0%

Borrowings decreased $5.5 million to $17.0 million as of December 31, 2014, from $22.6 million at September 30, 2014, as the Company repaid Federal Home Loan Bank advances upon maturity.  Additional borrowings were not required during the quarter as our asset growth was funded by the growth in deposits.

Total equity increased $1.8 million to $65.8 million at December 31, 2014, from $64.0 million at September 30, 2014.  The increase in equity from the third quarter of 2014 was predominantly a result of net income of $1.5 million, and an increase of $180,000 in other comprehensive income for the quarter ended December 31, 2014.

FS Bancorp Q4 Earnings
January 29, 2015

Book value per common share was $22.48 as of December 31, 2014, compared to $21.90 as of September 30, 2014, and $20.55 as of December 31, 2013.

The Bank is well capitalized with a total risk-based capital ratio of 14.7% and a Tier 1 leverage capital ratio of 11.2% at December 31, 2014, compared to 16.6% and 12.6% at December 31, 2013, respectively.  The Company has a total risk-based capital ratio of 17.1% and Tier 1 leverage capital ratio of 13.2%, as of December 31, 2014, compared to 20.3% and 15.5% at December 31, 2013, respectively.

Operating Results

Net interest income increased $1.3 million, or 25.6%, to $6.2 million for the three months ended December 31, 2014, from $4.9 million for the three months ended December 31, 2013. For the year ended December 31, 2014, net interest income increased $2.6 million, or 13.2%, to $22.1 million compared to $19.5 million for the same period in the prior year.

The net interest margin ("NIM") decreased 21 basis points to 5.12% for the year ended December 31, 2014, from 5.33% for the same period in the prior year. The reduced NIM reflects growth in lower yielding loan types as part of our loan diversification strategy.  The loan diversification strategy will continue to pressure the NIM as real estate and business loans have a lower yield than consumer loan products.  As a percentage, consumer loans to total loans were 34.7% as of December 31, 2014, compared to 42.7% as of December 31, 2013. The average cost of funds decreased 17 basis points to 0.63% for the three months ended December 31, 2014, from 0.80% for the three months ended December 31, 2013, and decreased seven basis points to 0.70% for the year ended December 31, 2014, from 0.77% for the same period in the prior year.  Deposit costs continue to decrease due to increases in noninterest bearing deposits and repricing certificates of deposit upon maturity at current market rates.

The provision for loan losses was $450,000 for the three months ended December 31, 2014 and for the three months ended December 31, 2013.  The provision for loan losses decreased to $1.8 million for the year ended December 31, 2014, compared to $2.2 million for the year ended December 31, 2013, primarily due to the decrease in non-performing assets.  Non-performing loans were $433,000, or 0.1% of total gross loans at December 31, 2014, compared to $1.1 million or 0.4% of total gross loans at December 31, 2013.  During the three months ended December 31, 2014, net charge-offs totaled $172,000 compared to $669,000 during the three months ended December 31, 2013.  During the year ended December 31, 2014, net charge-offs totaled $801,000 compared to $1.8 million during the year ended December 31, 2013.

Noninterest income increased $1.6 million, or 101.8%, to $3.1 million for the three months ended December 31, 2014, from $1.5 million for the three months ended December 31, 2013.  The increase during the period was primarily due to a $1.4 million increase in gain on sale of loans.  Noninterest income increased $1.1 million, or 12.5%, to $10.0 million for the year ended December 31, 2014, from $8.9 million for the year ended December 31, 2013.  The increase was due to a $1.2 million increase in gain on sale of loans, a $271,000 increase in other noninterest income primarily due to a $203,000 increase in brokered loan fees, partially offset by a decrease of $305,000 in gain on sale of investments, and a $45,000 decrease in service charges and fee income.

Noninterest expense increased $1.7 million, or 31.7%, to $6.9 million for the three months ended December 31, 2014, from $5.2 million for the three months ended December 31, 2013.  Changes in noninterest expense included a $1.4 million, or 53.7% increase in salaries and benefits, including commissions and incentives for production staff, as well as compensation associated with the equity incentive plan, a $318,000, or 42.0% increase in operations costs, and a $109,000, or 37.8% increase in data processing associated with the continued investment in increasing the lending and deposit franchise.  These increases were partially offset by a decrease of $171,000, or 100.0% of OREO fair value impairments as there was no OREO at both December 31, 2014, and September 30, 2014.  Noninterest expense increased $3.5 million, or 17.4%, to $23.9 million for the year ended December 31, 2014, from $20.4 million for the year ended December 31, 2013, primarily as a result of a $3.2 million, or 29.2% increase in salaries and benefits due to hiring and increased commissions and incentive compensation associated with the

FS Bancorp Q4 Earnings
January 29, 2015

Company’s loan growth and the implementation of the equity incentive plan.  Increases in operation costs and occupancy costs of $453,000 and $210,000, respectively, were mostly offset by a $476,000 decrease in OREO fair value impairments, and a $123,000 decrease in OREO expenses.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q4 Earnings
January 29, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2014	2014	2013
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$10,799	$1,995	$1,425
Interest-bearing deposits at other financial institutions	9,299	7,696	39,660
Securities available-for-sale, at fair value	48,744	49,443	56,239
Federal Home Loan Bank stock, at cost	1,650	1,853	1,702
Loans held for sale	25,983	30,485	11,185
Loans receivable, net	387,174	354,574	281,081
Accrued interest receivable	1,558	1,525	1,261
Premises and equipment, net	13,584	13,747	13,818
Other real estate owned (“OREO”)	—	—	2,075
Deferred tax asset	—	—	816
Bank owned life insurance (“BOLI”)	6,556	6,508	6,369
Servicing rights	3,061	2,569	2,093
Other assets	1,346	1,207	1,463
TOTAL ASSETS	$509,754	$471,602	$419,187
LIABILITIES
Deposits
Noninterest-bearing accounts	$56,734	$49,543	$45,783
Interest-bearing accounts	363,710	330,746	291,093
Total deposits	420,444	380,289	336,876
Borrowings	17,034	22,552	16,664
Deferred tax liability	809	—	—
Other liabilities	5,631	4,755	3,334
Total liabilities	443,918	407,596	356,874
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,235,625 shares issued and outstanding
at December 31, 2014, and September 30, 2014, and
3,240,125 at December 31, 2013	32	32	32
Additional paid-in capital	29,450	29,200	30,097
Retained earnings	38,125	36,772	35,215
Accumulated other comprehensive loss (income)	117	(63)	(898)
Unearned shares - Employee Stock Ownership Plan
(“ESOP”)	(1,888)	(1,935)	(2,133)
Total stockholders’ equity	65,836	64,006	62,313
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$509,754	$471,602	$419,187

FS Bancorp Q4 Earnings
January 29, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable, including fees	$6,602	$5,254	$23,615	$20,791
Interest and dividends on investment
securities, and cash and cash equivalents	277	271	1,227	942
Total interest and dividend income	6,879	5,525	24,842	21,733
INTEREST EXPENSE
Deposits	616	540	2,434	1,978
Borrowings	71	57	268	200
Total interest expense	687	597	2,702	2,178
NET INTEREST INCOME	6,192	4,928	22,140	19,555
PROVISION FOR LOAN LOSSES	450	450	1,800	2,170
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,742	4,478	20,340	17,385
NONINTEREST INCOME
Service charges and fee income	461	386	1,762	1,807
Gain on sale of loans	2,486	1,055	7,577	6,371
(Loss) gain on sale of investment securities	—	—	(41)	264
Impairment loss on long-lived assets	(9)	—	(9)	—
Other noninterest income	204	116	744	473
Total noninterest income	3,142	1,557	10,033	8,915
NONINTEREST EXPENSE
Salaries and benefits	4,144	2,696	14,064	10,886
Operations	1,076	758	3,479	3,026
Occupancy	434	475	1,655	1,549
Data processing	397	288	1,315	1,105
OREO fair value impairments, net of loss on sales	—	171	42	518
OREO expense (income)	(4)	53	9	132
Loan costs	333	329	1,346	1,336
Professional and board fees	318	298	1,236	1,193
FDIC insurance	66	65	254	251
Marketing and advertising	150	124	520	474
Impairment (recovery) on servicing rights	1	(6)	(18)	(109)
Total noninterest expense	6,915	5,251	23,902	20,361
INCOME BEFORE PROVISION FOR INCOME TAXES	1,969	784	6,471	5,939
PROVISION FOR INCOME TAXES	436	247	1,931	2,019
NET INCOME	$1,533	$537	$4,540	$3,920
Basic earnings per share	$0.52	$0.18	$1.52	$1.29
Diluted earnings per share	$0.52	$0.18	$1.52	$1.29

FS Bancorp Q4 Earnings
January 29, 2015

KEY FINANCIAL RATIOS AND DATA Unaudited
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.22%	0.99%	0.52%
Return on equity (ratio of net income to average equity) (1)	9.46	7.24	3.43
Yield on average interest-earning assets	5.69	5.96	5.71
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.63	0.76	0.80
Interest rate spread information – average during period	5.06	5.20	4.91
Net interest margin (1)	5.12	5.28	5.09
Operating expense to average total assets	5.49	5.24	5.12
Average interest-earning assets to average interest-bearing
liabilities	126.98	128.16	129.08
Efficiency ratio (2)	74.08	73.77	80.97

	At or For the Year Ended
	December 31, 2014		December 31, 2013
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.00%		1.01%
Return on equity (ratio of net income to average equity) (1)	7.19		6.43
Yield on average interest-earning assets	5.74		5.93
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.70		0.77
Interest rate spread information – average during period	5.04		5.16
Net interest margin (1)	5.12		5.33
Operating expense to average total assets (1)	5.27		5.27
Average interest-earning assets to average interest-bearing
liabilities	128.30		129.73
Efficiency ratio (2)	74.29		71.52

ASSET QUALITY RATIOS AND DATA:	December 31, 2014	September 30, 2014	December 31, 2013
Non-performing assets to total assets at end of period (3)	0.08%	0.09%	0.77%
Non-performing loans to total gross loans (4)	0.11	0.11	0.38
Allowance for loan losses to non-performing loans (4)	1,406.47	1,421.03	462.49
Allowance for loan losses to gross loans receivable	1.54	1.61	1.77

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	11.17%	11.79%	12.61%
Tier 1 risk-based capital	13.43	13.63	15.38
Total risk-based capital	14.68	14.88	16.64

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	13.16%	13.92%	15.50%
Total risk-based capital	17.08	17.35	20.28

FS Bancorp Q4 Earnings
January 29, 2015

	At or For the Three Months Ended
PER COMMON SHARE DATA:	December 31, 2014		September 30, 2014		December 31, 2013
Basic earnings per share	$0.52		$0.39		$0.18
Diluted earnings per share	$0.52		$0.39		$0.18
Weighted average basic shares outstanding	2,929,073		2,922,593		3,032,757
Weighted average diluted shares outstanding	2,945,137		2,932,251		3,032,757
Common shares outstanding at period end	2,929,073	(7)	2,922,593	(6)	3,032,757	(5)
Book value per share using outstanding common shares	$22.48		$21.90		$20.55

_______________________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,240,125 at December 31, 2013, less 207,368 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,235,625 at September 30, 2014, less 125,105 shares of restricted stock, and 187,927 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,235,625 at December 31, 2014, less 125,105 restricted stock shares, and 181,447 unallocated ESOP shares.